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                                                                    EXHIBIT 5.01


                [Letterhead of O'Sullivan Graev & Karabell, LLP]


                                                              September 13, 1996

                             K & F INDUSTRIES, INC.
                                600 THIRD AVENUE
                             NEW YORK, NEW YORK 10016

              10 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2004

Ladies and Gentlemen:

     We have acted as counsel to K & F Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement of the Company on Form S-4, as amended (File No. 333-11047) (as so amended, the "Registration Statement"), under the Securities Act of 1933, as amended.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering the opinions set forth below including, without limitation, (i) the Registration Statement, (ii) the Indenture dated as of August 15, 1996 (the "Indenture") between the Company and Fleet National Bank, as trustee, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (iv) the Amended and Restated By-laws of the Company, as amended through the date hereof and (v) resolutions adopted by the Board of Directors of the Company by unanimous written consent in lieu of a meeting dated September 11, 1996. As to certain questions of fact material to the opinions contained herein, we have relied upon certificates or statements of officers of the Company and certificates of public officials.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies. In making our examination of document executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

     Based upon the foregoing, we are of the opinion as follows:

          1. The Company is a validly existing corporation under the laws of the State of Delaware.

          2. The 10 3/8% Series B Senior Subordinated Notes Due 2004 of the Company have been duly authorized and, when issued upon consummation of the Exchange Offer (as defined in the Registration Statement) as contemplated by the Registration Statement and the Indenture, will be validly issued.

     Members of our firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                            Very truly yours,

                                            /s/ O'Sullivan Graev & Karabell, LLP